Exhibit 99.2

EAST WEST AVE ACQUISITION CORP. ANNOUNCES CLOSING OF $100 MILLION INITIAL PUBLIC OFFERING

NEW YORK, August 3, 2026 (GLOBE NEWSWIRE) – East West Ave Acquisition Corp., a Nevada corporation (NASDAQ: EWAVU) (the “Company”), announced the closing of its previously announced initial public offering (the “IPO”) of 10,000,000 units at $10.00 per unit. The units commenced trading on the Nasdaq Global Market (“Nasdaq”) under “EWAVU” beginning July 30, 2026. Each unit consists of one share of common stock, and one right to receive one-fourth of one share of common stock upon consummation of an initial business combination. Upon separate trading, the common stock and rights are expected to be listed on Nasdaq under “EWAV” and “EWAVR” respectively.

The funds held in the trust account of the Company (the “Trust Account”), including the interest earned on the funds held in the Trust Account, will not be used to pay any federal, state, local, excise or other tax associated with the Company being a Nevada corporation. The sponsors of the Company will provide sufficient loans as working capital to the Company to pay any such taxes owed from an account other than the Trust Account.

D. Boral Capital LLC acted as sole book-running manager of the offering. The underwriters have a 45-day option to purchase up to 1,500,000 additional units to cover any over-allotments.

A registration statement on Form S-1 (File No. 333- 295205) for these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on July 13, 2026. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from D. Boral Capital LLC, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com. Copies of the registration statement can also be obtained by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or to buy, nor shall there be any sale where such offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws.

About East West Ave Acquisition Corp.

East West Ave Acquisition Corp. is a blank check company formed to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s target search will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding the Company’s IPO. These statements are subject to risks and uncertainties that could cause actual results to differ materially. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, beyond the Company’s control, including those in the Risk Factors section of the Company’s registration statement filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company disclaims any obligation to release publicly updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations, except as required by law.

Contact

East West Ave Acquisition Corp.

Molly Huang

Chief Executive Officer

ir@eastwestave.com